As filed with the Securities and Exchange Commission on July 17, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Penns Woods Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2226454
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

300 Market Street, P.O. Box 967

Williamsport, Pennsylvania 17703-0967

(Address and zip code of Principal Executive Offices)

Penns Woods Bancorp, Inc. 2014 Equity Incentive Plan
(Full title of the plan)

Richard A. Grafmyre
President and Chief Executive Officer
Penns Woods Bancorp, Inc.
300 Market Street, P.O. Box 967
Williamsport, Pennsylvania 17703-0967

(Name and Address of agent for service)

(570) 322-1111

(Telephone number, including area code, of agent for service)

Copies to:

David W. Swartz, Esquire
Stevens & Lee, P.C.
111 North Sixth Street
Reading, Pennsylvania  19603
(610) 478-2000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $8.33 per share	602,500	(2)	$43.21	(3)	$26,034,025.00	$3,025.15
(1)

Pursuant to Rule 416, this Registration Statement covers, in addition to the number of shares stated herein, an indeterminate number of shares which may be subject to grant or otherwise issuable by reason of stock splits, stock dividends, or similar transactions.

(2)	Based on the maximum number of shares of the registrant’s common stock, par value $8.33 per share, authorized for issuance under the Plan set forth above.

(3)

Estimated pursuant to Rule 457(c) and (h)(1) solely for the purpose of calculating the amount of the registration fee based upon the average of the high and low prices for a share of the registrant’s common stock on July 14, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2.   Registrant Information and Employee Plan Annual Information.

Information required by Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act and Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

In this Registration Statement, “we,” “us,” and “our” refer to Penns Woods Bancorp, Inc.

The following documents filed with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement and made a part hereof:

(a)   our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

(b)   our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015;

(c)   our Current Reports on Form 8-K filed with the SEC on January 26, 2015, March 10, 2015, April 17, 2015, and May 1, 2015;

(d)   the description of our common stock set forth in our Registration Statement on Form 10 pursuant to which the Registrant registered the Common Stock pursuant under Section 12(g) of the Exchange Act; and

(e)   all other documents filed by us after the date of this Registration Statement under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and part of this Registration Statement from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interest of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees, and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct.  Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct, or recklessness.

Our bylaws provide for (1) indemnification of our directors, officers, employees, and agents and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by us.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits

Exhibits:

Number	Description

3.1	Articles of Incorporation of the Registrant, as presently in effect (incorporated by reference to Exhibit 3(i) of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005).

3.2	Bylaws of the Registrant, as presently in effect (incorporated by reference to Exhibit 3(ii) of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011).

5.1	Opinion and consent of Stevens & Lee, P.C.

10.1	Penns Woods Bancorp, Inc. 2014 Equity Incentive Plan (incorporated by reference to Appendix A of the Registrant’s definitive proxy statement filed March 27, 2014).

23.1	Consent of S.R. Snodgrass, P.C.

23.2	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1).

24.1	Powers of Attorney of Directors and Officers (included on signature page).

Item 9.   Undertakings

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Town of Williamsport, Commonwealth of Pennsylvania on July 17, 2015.

PENNS WOODS BANCORP, INC.

By:	/s/ Richard A. Grafmyre
Richard A. Grafmyre
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard A. Grafmyre, Brian L. Knepp, or David W. Swartz, Esquire, and each of them, his or her true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution of him or her and in his or her name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard A. Grafmyre	President, Chief Executive Officer and Director (Principal Executive Officer)	July 17, 2015
Richard A. Grafmyre

/s/ Brian L. Knepp	Senior Vice President and Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	July 17, 2015
Brian L. Knepp

/s/ R. Edward Nestlerode, Jr.	Director (Chairman)	July 17, 2015
R. Edward Nestlerode, Jr.

/s/ Daniel K. Brewer	Director	July 17, 2015
Daniel K. Brewer

	Director	July , 2015
Michael J. Casale, Jr.

/s/ William J. Edwards	Director	July 17, 2015
William J. Edwards

/s/ James M. Furey, II	Director	July 17, 2015
James M. Furey, II

	Director	July , 2015
D. Michael Hawbaker

/s/ Leroy H. Keiler, III	Director	July 17, 2015
Leroy H. Keiler, III

/s/ Joseph E. Kluger	Director	July 17, 2015
Joseph E. Kluger

/s/ John G. Nackley	Director	July 17, 2015
John G. Nackley

/s/ William H. Rockey	Director	July 17, 2015
William H. Rockey

/s/ Jill F. Schwartz	Director	July 17, 2015
Jill F. Schwartz

/s/ Hubert A. Valencik	Director	July 17, 2015
Hubert A. Valencik

/s/ Ronald A. Walko	Director	July 17, 2015
Ronald A. Walko

EXHIBIT INDEX

Number	Description

3.1	Articles of Incorporation of the Registrant, as presently in effect (incorporated by reference to Exhibit 3(i) of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005).

3.2	Bylaws of the Registrant, as presently in effect (incorporated by reference to Exhibit 3(ii) of the Registrant’s Current Report on Form 10-K for the year ended December 31, 2011).

5.1	Opinion and consent of Stevens & Lee, P.C.

10.1	Penns Woods Bancorp, Inc. 2014 Equity Incentive Plan (incorporated by reference to Appendix A of the Registrant’s definitive proxy statement dated March 27, 2014).

23.1	Consent of S.R. Snodgrass, P.C.

23.2	Consent of Stevens & Lee, P.C. (Included in Exhibit 5.1).

24.1	Powers of Attorney of Directors and Officers (included on signature page).